Exhibit 99.1

Contact:
Primo Water Corporation
Mark Castaneda, Chief Financial Officer
(336) 331-4000

ICR Inc.
John Mills
Katie Turner
(646) 277-1228

Primo Water Announces Results for the Second Quarter Ended June 30, 2011

WINSTON-SALEM, N.C., August 10, 2011 -- Primo Water Corporation (Nasdaq: PRMW), a rapidly growing provider of multi-gallon purified bottled water, self-serve filtered drinking water and water dispensers sold through major retailers throughout the United States and Canada, today announced financial results for the second quarter ended June 30, 2011.

Business Highlights:

•	1,300 installations during the second quarter, resulting in 15,900 locations for the Water segment

•	Record second quarter sales increased over 70% to $20.7 million compared to the prior year

•	Completed branding initiative for appliances, with all appliances to be marketed under the “Primo” brand

•	Introduced Primo “Flavor Station™” line of carbonating appliances with related CO2 and flavors for 2011 holiday season distribution

o	Announced Primo Flavor Station 100 that will retail for less than $100 and Flavor Station 500 that will retail for less than $300

•	Announced direct to consumer marketing campaign to sell Primo Flavor Stations and Water dispensers

•	Added Chief Marketing Officer to the executive management team to support entry into the carbonated beverage category

•	Company updates 2011 guidance and provides initial 2012 guidance

Second Quarter Results

Primo continued its retail rollout strategy with 1,300 locations installed in the second quarter of 2011, for a total of 3,300 installations year-to-date, or an increase of 26% from the number of locations at the end of 2010. Most of the locations added in the quarter were in the large mass merchant and office channels of trade.  The Company believes the office channel represents a significant opportunity, particularly in light of the planned rollout of the Company’s new commercial combination coffee and water dispenser appliance in the fourth quarter of 2011. Water services were offered in the United States and Canada at approximately 15,900 retail locations as of June 30, 2011.

“We are extremely pleased with our ability to execute on our location growth plan, which we believe will lead to long-term revenue growth,” commented Billy D. Prim, Primo Water’s President and Chief Executive Officer. “Our team continues to make Primo’s industry leading water and appliances conveniently accessible to consumers where they shop.”

The Company also installed its first “Primo Pure Ice” locations during the quarter.  The Company plans to test approximately 100 locations in 2011 with a major retail customer.  The launch of “Primo Pure Ice” provides the Company with a complementary product to offer the consumer and allows it to further leverage its distribution capabilities and retail customer base for incremental sales over the long-term.  The ice product is not expected to have a material impact on the Company’s results in 2011.

Total net sales increased 70% to $20.7 million from $12.2 million in the second quarter of 2010. This increase was primarily due to significant growth in the Company’s Water segment.

 Water segment net sales for the second quarter of 2011 increased 115% to $14.8 million compared to $6.9 million in the second quarter of 2010. Sales from the Water segment consist of sales of multi-gallon purified bottled water (“exchange services”) and self-serve filtered drinking water vending services (“refill services”).  The sales improvement was primarily due to the acquisition of the refill business in November 2010 and a 23% increase in sales of exchange services.  Exchange services same-store unit sales increased 2.5% in the second quarter of 2011 compared to the same period last year.

The Company’s water dispenser sales for the second quarter of 2011 increased 11% to $5.9 million compared to $5.3 million in the second quarter of 2010. The increase was due primarily to dispenser unit sales growth of 7% to end consumers at retail for the second quarter of 2011 compared to 2010.

Gross profit for the second quarter of 2011 increased to $5.6 million compared to a gross profit of $2.4 million last year.  The gross margin increased to 27.1% compared to 19.9% in the second quarter of 2010 primarily as a result of an increased mix of higher margin Water segment sales. Water segment sales represented 72% of total sales during the quarter compared to 57% of sales in the second quarter of 2010.

Selling, general and administrative ("SG&A") expenses were $4.5 million or 21.7% of net sales for the second quarter of 2011, compared to $2.8 million or 23.0% of net sales in the same period last year. The increased expense on a dollar basis is the result of expenses related to the development and marketing of new carbonated beverage appliances, increased headcount necessary to operate as a public company, additional expenses related to the Company’s recent acquisitions and the costs of operating duplicate back-office operations following the acquisitions.

The GAAP net loss for the second quarter of 2011 was ($2.0) million or ($0.10) per share, compared to ($3.0) million or ($2.06) per share in the same period in the prior year.  In addition, for the second quarter of 2011 non-GAAP pro forma fully-taxed net loss was ($0.3) million or ($0.01) per share and the Company reported non-GAAP adjusted EBITDA of $1.9 million.  The Company does not expect to pay U.S. income taxes in the near future as it has sufficient net operating loss carryforwards to offset taxable income.

While the Company’s net sales for the second quarter increased more than 70% over the prior year, results were below previous guidance primarily due to lower water dispenser and corresponding water sales.  Prim noted, “Two of our major retailers were scheduled to launch a national water and dispenser promotions during the second quarter; however; due to their inventory constraints and other circumstances beyond our control, neither were completed in the second quarter as we expected. The positive news is that both retailers are committed to the program and have started rolling out the national promotion of water and dispensers in the third quarter.” The Company expects these major mass retail partners to continue to roll out the national promotion during the remainder of the third quarter and in the fourth quarter of 2011.

Launch of New Carbonating Appliances

In the first quarter of 2011 the Company announced that it had purchased the assets of Omnifrio Beverage Company, LLC, a company that was developing a single-serve carbonated beverage system, and as a result the Company would begin a strategic brand and competitive base positioning project. The Company completed that project in the second quarter and determined that the new single-serve carbonated beverage systems will be branded "Primo Flavor Station.” There will be two models, the Primo Flavor Station 500 that uses the Company’s patented Flavor-Cups and CO2 cylinders, or “Primo Carbonators,” and the Flavor Station 100 that is expected to retail for less than $100. Each device will be offered as a tabletop model for the 2011 holiday season.  In 2012, the Company expects to launch a version of the Primo Flavor Station 500 as a module that will attach to Primo’s bottom load dispensers.

Prim added, “We are excited about the introduction of the Primo Flavor Station line.  The Flavor Station 100 will make carbonated beverages in a single-serve, refillable bottle.  Our research shows consumers have personal beverages preferences and our Flavor Stations will allow them to create their beverage of choice in the convenience of their home and office.  Both series of the Primo Flavor Station will offer consumers a unique, easy and affordable way to drink beverages and water as we further leverage our consumables.”

The Flavor Station products represent an extension of the Company’s overall razor/razorblade strategy.  The introduction of the Flavor Station products will provide the Company with numerous high margin “razorblades” for the consumer headed into the holiday season and fiscal year 2012. Consumers who have purchased the “razors” can then be expected to purchase our “razorblades” – water, flavors, CO2 and other beverage accessories.  The Company expects that these appliances and consumable products will positively impact its long-term growth prospects.

Direct Marketing Campaign

During the fourth quarter of 2011 the Company plans to implement a new direct-to-consumer marketing campaign to increase exposure and raise awareness of its full product offering and to drive sales of appliances and consumables.

“We look forward to the opportunity to increase awareness and educate more consumers about the benefits of Primo’s products and services with our new direct marketing campaign.  Surveys show consumers are passionate about our water and appliances once they try them.  As we continue retail installations, we believe a targeted marketing message will generate increased consumer adoption of our products,” commented Prim. “Going forward, we have the opportunity to leverage our marketing spend across all of our appliances.”

Executive Management Addition

The Company announced that John Maples joined Primo Water as Chief Marketing Officer during the second quarter.  Mr. Maples joined the Company from PepsiCo with extensive consumer packaged goods and beverage experience.  Mr. Maples was instrumental in the success of the development and growth of PepsiCo’s Gatorade business as well as building key relationships with several major retailers including Walmart and Sam’s Club.

“We further increased the depth of our management team with the addition of John, whose industry experience will be instrumental as we evolve our beverage offerings.  We are fortunate to add a senior executive who brings over 20 years of consumer packaged goods experience, including the development and growth of iconic beverage brands,” added Prim.

Updated Guidance

The Company has updated its guidance to reflect the launch of the new carbonating appliances as well as the change in the national promotion and rollout schedules of certain major retailer partners.

	Q3	Q4	Full Year 2012
Locations (in thousands)	17.0 to 17.5	18.7 to 19.7	23.7 to 25.7
Sales ($ in millions)	24.0 to 26.0	27.0 to 29.5	177.0 to 187.0
GAAP EPS	($0.11) to ($0.16)	($0.21) to ($0.15)	$0.82 to $0.96
Pro forma EPS	($0.06) to ($0.03)	($0.09) to ($0.05)	$0.63 to $0.72

The adjustments from the GAAP to non-GAAP measures consist of adjustments related to preferred dividends, provision for income taxes, non-cash stock-based compensation, non-recurring acquisition-related costs, amortization of intangible assets, pro forma effect of expected acquisition synergies and the impact of applying full income tax rates.

Mr. Prim concluded, “We have made adjustments in our financial guidance to reflect changes in the timing of water dispenser promotions at our largest retailers.  We continue to be in great position for strong long-term revenue and earnings growth as we take advantage of the increasing consumer preference to make great tasting beverages from Primo purified water in their home and office.  We expect to increase the number of households that enjoy a Primo appliance and the related consumables as we continue to add retail locations with the right product mix and capitalize on the growing healthy, sustainable and value-conscious consumer lifestyle trends.

We intend to continue to execute on our three long-term strategies:
•	Increase retail locations to 40,000 - 50,000;
•	Increase same-store sales of water by selling innovative beverage dispensers, which we believe will lead to greater household penetration; and
•	Pursue strategic acquisitions.”

Conference Call and Webcast

The Company will hold a conference call and live webcast today, Wednesday, August 10, 2011 at 8:30 a.m.  The call and webcast will be broadcast live over the Internet, hosted at the Investor Relations section of Primo Water's website at www.primowater.com, and will be archived online through August 24, 2011.  In addition, listeners may dial (866) 712-2329 in North America, and international listeners may dial (253) 237-1244.

About Primo Water Corporation

Primo Water Corporation is a rapidly growing provider of multi-gallon purified bottled water, self-serve filtered drinking water and water dispensers sold through major retailers throughout the United States and Canada. The Company's products provide an environmentally friendly, economical, convenient and healthy solution for consuming purified water.

Forward-Looking Statements

Certain statements contained herein (including our third and fourth quarter 2011 guidance and full year 2012 guidance) are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "forecast," "intend," "may," "plan," "potential," "project," "should," "would,” “will,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the loss of major retail customers of the Company or the reduction in volume or change in timing of purchases by major retail customers, lower than anticipated consumer and retailer acceptance of the Company's exchange and refill services and its water dispensers, changes in the Company's relationships with its independent bottlers, distributors and suppliers, the entry of a competitor with greater resources into the marketplace and competition and other business conditions in the water and water dispenser industry in general, the Company’s experiencing product liability, product recall and higher than anticipated rates of warranty expense or sales returns associated with a product quality or safety issue, the loss of key Company personnel, changes in the regulatory framework governing the Company's business, the Company's inability to efficiently and effectively integrate the recently acquired businesses with the Company's historical business, the Company's inability to efficiently expand operations and capacity to meet growth, the Company's inability to develop, introduce and produce new product offerings (including the Flavor Station line of appliances) within the anticipated timeframe or at all, and the failure of lenders to honor their commitments under the Company's credit facility, as well as other risks described more fully in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2011. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

Use of Non-GAAP Financial Measures

To supplement its financial statements, the Company also provides investors with information related to non-GAAP pro forma fully-taxed net income (loss) per basic and diluted share and adjusted EBITDA, which are both non-GAAP financial measures. The Company believes these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations.  Management uses these non-GAAP measures to compare the Company's performance to that of prior periods for trend analyses and planning purposes.  These measures are also presented to the Company’s board of directors.

Non-GAAP pro forma fully-taxed net loss per share consists of loss from operations before income taxes plus non-cash stock-based compensation expense, non-recurring acquisition-related costs, amortization expense related to intangible assets, the pro forma effect of expected acquisition synergies and the pro forma effect of applying full income tax rates divided by the weighted average number of shares of common stock outstanding during each period. Primo believes non-GAAP pro forma fully-taxed net loss per share is useful to an investor because it is widely used to measure a Company's operating performance.

EBITDA consists of the net earnings (loss) from continuing operations before income taxes plus depreciation and amortization, interest expense, the provision for income taxes and preferred dividends. Adjusted EBITDA consists of EBITDA adjusted for non-cash stock-based compensation expense, acquisition-related costs, and pro forma effect of expected acquisition synergies. The Company uses adjusted EBITDA as a measure of operating performance because it assists management in comparing performance on a consistent basis, as, among other things, it removes from operating results the impact of the Company's capital structure, non-cash charges and non-recurring acquisition-related costs and gives pro forma effect to expected acquisition synergies.  The Company believes adjusted EBITDA is useful to an investor in evaluating the Company's operating performance because it is widely used to measure a Company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and presents a meaningful measure of corporate performance exclusive of the Company's capital structure, and the method by which assets were acquired.  Primo also uses adjusted EBITDA for purposes of determining executive and senior management incentive compensation as well as for determining covenant compliance under its credit agreement.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the Company's financial statements and are subject to inherent limitations.

Primo Water Corporation
Consolidated Balance Sheets
(in thousands, except par value data)

	June 30,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash	$10,317	$443
Accounts receivable, net	12,426	6,605
Inventories	7,761	3,651
Prepaid expenses and other current assets	2,470	1,838
Total current assets	32,974	12,537

Bottles, net	3,220	2,505
Property and equipment, net	40,613	34,890
Intangible assets, net	23,428	11,039
Goodwill	83,686	77,415
Other assets	1,381	1,225
Total assets	$185,302	$139,611

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	14,890	$4,547
Accrued expenses and other current liabilities	7,069	2,923
Current portion of long-term debt, capital leases and notes payable	16	11
Total current liabilities	21,975	7,481

Long-term debt, capital leases and notes payable, net of current portion	52	17,945
Other long-term liabilities	3,091	748
Total liabilities	25,118	26,174

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value - 10,000 shares authorized, none issued and outstanding	–	–
Common stock, $0.001 par value 70,000 shares authorized, 23,645 and 19,021 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	24	19
Additional paid-in capital	270,681	220,125
Common stock warrants	6,966	6,966
Accumulated deficit	(117,812)	(113,723)
Accumulated other comprehensive income	325	50
Total stockholders’ equity	160,184	113,437
Total liabilities and stockholders’ equity	$185,302	$139,611

Primo Water Corporation
Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Net sales	$20,701	$12,173	$37,840	$21,002
Operating costs and expenses:
Cost of sales	15,085	9,750	27,197	16,672
Selling, general and administrative expenses	4,485	2,802	8,545	5,536
Acquisition-related costs	216	278	919	278
Depreciation and amortization	2,259	1,015	4,160	2,010
Total operating costs and expenses	22,045	13,845	40,821	24,496
Loss from operations	(1,344)	(1,672)	(2,981)	(3,494)
Interest expense	(479)	(766)	(766)	(1,464)
Other expense, net	-	22	-	-
Loss before income taxes	(1,823)	(2,416)	(3,747)	(4,958)
Provision for income taxes	(153)	-	(342)	-
Net loss	(1,976)	(2,416)	(4,089)	(4,958)
Preferred dividends	-	(582)	-	(1,164)
Net loss attributable to common shareholders	$(1,976)	$(2,998)	$(4,089)	$(6,122)

Basic and diluted loss per common share:
Net loss attributable to common shareholders	$(0.10)	$(2.06)	$(0.21)	$(4.21)

Basic and diluted weighted average common shares outstanding	20,133	1,457	19,626	1,455

Primo Water Corporation
Non-GAAP Reconciliation
(Unaudited; in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Net loss attributable to common shareholders	$(1,976)	$(2,998)	$(4,089)	$(6,122)
Preferred dividends	-	582	-	1,164
Net loss	(1,976)	(2,416)	(4,089)	(4,958)
Depreciation and amortization	2,259	1,015	4,160	2,010
Interest expense	479	766	766	1,464
Provision for income taxes	153	-	342	-

EBITDA	915	(635)	1,179	(1,484)
Non-cash, stock-based compensation expense	239	122	427	280
Acquisition-related costs	216	278	919	278
Pro forma effect of expected acquisition synergies	531	-	1,368	-

Adjusted EBITDA	$1,901	$(235)	$3,893	$(926)

Net loss attributable to common shareholders	$(1,976)	$(2,998)	$(4,089)	$(6,122)
Preferred dividends	-	582	-	1,164
Provision for income taxes	153	-	342	-
Loss before income taxes	(1,823)	(2,416)	(3,747)	(4,958)
Non-cash, stock-based compensation expense	239	122	427	280
Acquisition-related costs	216	278	919	278
Amortization of intangible assets	420	71	659	140
Pro forma effect of expected acquisition synergies	531	-	1,368	-
Pro forma effect of full income tax	154	720	138	1,576

Non-GAAP net loss	$(263)	$(1,225)	$(236)	$(2,684)

Basic and Diluted non-GAAP net loss per share	$(0.01)	$(0.84)	$(0.01)	$(1.84)

Basic and diluted shares used to compute non-GAAP net income per share	20,133	1,457	19,626	1,455